                               PRESS RELEASE

January 21, 1997

Contact:  Mary Beth Poronsky Stull, President & CEO
          Gerald J. Gartner, Treasurer & CFO
          (847) 882-5320


               DAMEN FINANCIAL CORPORATION ANNOUNCES
                 FIRST QUARTER EARNINGS OF $392,000

     Schaumburg, Illinois - Damen Financial Corporation (NASDAQ:
DFIN) the
holding company for Damen Federal Bank for Savings, today
announced
earnings for the quarter ended December 31, 1996.  Net income was
$392,000
for the three month period, or $.11 per share (fully diluted) as compared to $471,000 or $.13 per share (fully diluted) for the same period in 1995, resulting in a decrease in net income of $79,000.  Mary Beth
Poronsky
Stull, Damen Financial's President and Chief Executive Officer explained that "Net interest income increased slightly from a year ago. However, the increase was more than offset by increased operating expense, primarily compensation and employee benefits, resulting from increased salaries, bonuses, ESOP contributions and the Recognition and Retention Plan which was not in existence one year ago. In addition, there were increased costs during the quarter due to the start up of our ATM machines and cash cards as well as the home equity line of credit program, plus depreciation of the cost of upgrading to a new integrated computer system during the spring of
1996."

     Damen Financial's net interest income increased $80,000 or 4.9% to
$1.7 million for the three months ended December 31, 1996 from $1.6 million a year ago.

     The Company's interest rate spread averaged 1.80% during the quarter
ended December 31, 1996, an increase of 21 basis points from the
1.59%
average for the same quarter in 1995. The increase in the interest rate spread was due primarily to the increase of .15% in yield on average interest-earning assets during the quarter to 7.32% from 7.17% one year ago, in addition to a decrease of .06% in the average cost of interest-bearing liabilities to 5.52% from 5.58% for the same quarter one year ago. The net interest margin increased 12 basis points to 3.02% for the quarter from 2.90% a year ago.

     The Company's provision for loan losses for the quarter ended December
31, 1996 was $5,000 compared to $15,000 for the same quarter a year ago.
Ms. Poronsky Stull commented that "asset quality remains very high as non-preforming assets were only $363,000 or .15% of total assets at December
31, 1996 compared to $351,000 or .15% of total assets at September 30,
1996."

     Total non-interest income for the 1996 quarter decreased to
$37,000
from $42,000 for the same quarter in the prior year.

     Total non-interest expense for the quarter totaled $1.3 million compared to $1.1 million for the same quarter of 1995, an increase of
$191,000 or 17.3%. The increase resulted primarily from increased compensation and benefit costs (including the costs of new stock based incentive plans), increased occupancy and equipment expense and additional expense for professional services.

     At December 31, 1996 total assets amounted to $235.3 million, an increase of $709,000 or .30% as compared to $234.5 million at September 30,
1996. Mortgage-backed securities increased by $1.3 million while loans receivable decreased $763,000. Savings deposits increased $1.0 million during the quarter to $120.0 million from $119.0 million at September 30,
1996 while Federal Home Loan Bank advances decreased $1.6 million to $58.0 million from $59.6 million.

     As of December 31, 1996 stockholders' equity was $53.8 million, an increase of $960,000 or 1.82% from $52.9 million at September 30, 1996. At
December 31, 1996 book value per share was $14.28, an increase of $.26 from
$14.02 at September 30, 1996. The Company paid a cash dividend of $.06 per share during the quarter ended December 31, 1996.

     Damen Federal Bank for Savings is a federally chartered stock savings bank. On January 16, 1997 the Company issued a press release to announce that Damen Federal Bank for Savings had received conditional approval from the office of the Comptroller of the Currency to convert its charter from a federal savings bank to a national bank.
The savings bank is a community - oriented institution offering traditional deposit and mortgage loan products. It operates three full service offices, located in Chicago, Schaumburg and Burbank, Illinois.

     (Two pages of selected financial information are included with this release.)

                                -END-

                            DAMEN FINANCIAL CORPORATION
                        SELECTED FINANCIAL CONDITION DATA


                          December 31,  September 30,  Increase
                             1996           1996      (Decrease)
                         (Unaudited)
                                       (In Thousands)


Total assets               $235,264      $234,555        $709
Interest bearing deposits     1,050         1,011          39
Loans receivable, net        90,383        91,146        (763)
Mortgage-backed securities   89,421        88,098       1,323
Tax-exempt securities        24,873        24,905         (32)
Investment securities        23,569        23,325         244
Deposits                    120,029       118,973       1,056
Total borrowings             58,000        59,600      (1,600)
Total equity                 53,830        52,870         960



                     SELECTED OPERATIONS DATA
                          UNAUDITED


                                     Three Months Ended
                                        December 31,
                                       1996       1995
                                        (In Thousands)


Total interest income                   $4,157     $4,042
Total interest expense                   2,442      2,407
    Net Interest income                  1,715      1,635
Provisions for loan losses                   5         15
Net interest income after provision
  for loan losses                        1,710      1,620
Fees and service charges                    19         21
Other non-interest income                   18         21
Total non-interest income                   37         42
Total non-interest expense               1,292      1,101
    Income before taxes                    455        561
Income tax (provision) benefit             (63)       (90)

Net income                                $392       $471


                  DAMEN FINANCIAL CORPORATION
           SELECTED FINANCIAL RATIOS AND OTHER DATA
                          UNAUDITED



                                             At or For
                                         Three Months Ended
                                             December 31,
                                         1996          1995
Performance Ratios:
  Return on average assets (1)             .67%           .81%
  Return on average equity (1)            2.94           3.34
  Efficiency ratio (4)                   75.35          65.65
  Ratio of operating expense to
    average total assets (1)              2.20           1.89
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities                          128.46        130.66

Interest rate spread information:
  Average during period                    1.80          1.59
  End of period (2)                        1.68          1.63
  Net interest margin (3)                  3.02          2.90

Per Share Information:
  Book value per share outstanding       $14.28        $14.40
  Earnings per share - primary              .11           .13
  Earnings per share - fully diluted        .11           .13
  Dividends declared                        .06           .00



                                              At             At
                                          December 31,
September 30,
                                             1996            1996
Quality Ratios:
  Non-performing assets to total
    assets at end of period                    .15%          .15%
  Allowance for loan losses to non-
    performing loans                         95.09         98.42
  Allowance for loan losses to loans
    receivable, net                            .38           .38

Capital Ratios:
  Equity to total assets at end of period    22.88         22.54
  Average equity to average assets           22.71         23.63

Other Data:
  Number of full service offices                 3             3


(1)    Ratios have been annualized.
(2)    If calculated using the taxable equivalent yield on tax
       exempt securities, the interest rate spread at the end of
       the periods December 31, 1996 and 1995 would have been
1.91%
       and 1.84%, respectively.
(3)    Net interest income divided by average interest-earnings
assets.
(4)    Non-interest expense, divided by net interest income plus
other
       income except for gains on investments available-for-sale.


